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Exhibit 11

ALLIN CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

            (Dollars in thousands, except per share data)

                                                                               Year                 Year               Year
                                                                               Ended               Ended               Ended
                                                                            December 31,         December 31,        December 31,
                                                                               1999                 2000                2001
                                                                            ------------        ------------        -------------
Loss from continuing operations                                           $      (2,374)      $      (2,583)      $      (11,257)

Loss from discontinued operations                                                  (302)               (371)                (689)
                                                                            ------------        ------------        -------------

Net loss                                                                         (2,676)             (2,954)             (11,946)

Accretion and dividends on preferred stock                                          699                 637                  660
                                                                            ------------        ------------        -------------

Net loss attributable to common shareholders                              $      (3,375)      $      (3,591)      $      (12,606)
                                                                            ============        ============        =============

Loss per common share from continuing
                  operations - basic and diluted                          $       (0.51)      $       (0.50)      $        (1.71)
                                                                            ============        ============        =============

Income (loss) per common share from
                  discontinued operations - basic and diluted             $       (0.05)      $       (0.06)      $        (0.10)
                                                                            ============        ============        =============

Net loss per common share - basic and diluted                             $       (0.56)      $       (0.56)      $        (1.81)
                                                                            ============        ============        =============

Weighted average common shares outstanding
                  during the period                                           5,989,177           6,371,827            6,966,365

Effect of restricted stock                                                      (17,176)                ---                  ---
                                                                            ------------        ------------        -------------

Shares used in calculating net loss per common share                          5,972,001           6,371,827            6,966,365
                                                                            ============        ============        =============

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